Exhibit 99.2

EXECUTION COPY

GUARANTEE

(TEAM, INC.)

TO:	BANK OF AMERICA, N.A., acting through its Canada branch (the “Secured Party”).

DATED:	As of the 26th day of September, 2008.

1. In this Guarantee, unless otherwise defined herein, capitalized terms used herein have the meanings defined in the Credit Agreement (as defined below) and, unless something in the subject matter or context is inconsistent therewith:

(a)	“Borrower” means TISI Canada Inc., an Ontario corporation;

(b)

“Credit Agreement” means the letter loan agreement made as of the 26th day of September, 2008 between the Borrower, as borrower, and the Secured Party, as lender, as amended, supplemented, restated or replaced from time to time;

(c)	“Event of Default” means the occurrence of (i) a Default or an Event of Default, (ii) a “default” or “event of default” as defined in any Secured Agreement, (iii) the failure of the Borrower to pay when due any of the Guaranteed Liabilities (as defined herein); or (iv) any demand for payment validly made by any creditor pursuant to the Secured Agreements which is not met in accordance with the terms of the demand or within any applicable grace period;

(d)	“Guarantor” or the “undersigned” means Team, Inc., a Texas corporation; and

(e)	“Secured Agreements” means the Credit Agreement and all other Loan Documents, and any reference to the “Secured Agreements” herein shall be interpreted as referring to “the Secured Agreements or any of them”.

2. In this Guarantee, unless the contrary intention appears:

(a)	the singular includes the plural and vice versa and words importing a gender include all genders;

(b)	other grammatical forms of defined words or expressions have corresponding meanings;

(c)	a reference to a party to this Guarantee includes that party’s successors and permitted assigns;

(d)	a reference to “this Guarantee” includes all Schedules attached hereto as amended, supplemented, restated or replaced from time to time;

(e)	a reference to a document or agreement includes that document or agreement as amended, supplemented, restated or replaced from time to time;

(f)	a reference to any thing includes the whole or any part of that thing and a reference to a group of things or persons includes each thing or person in that group;

(g)	words implying natural persons include partnerships, bodies corporate, associations, trusts, governments and governmental and local authorities and agencies;

(h)	the division of this Guarantee into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Guarantee;

(i)	a reference to any legislation or statutory instrument or regulation includes all amendments thereto and all replacements and re-enactments thereof; and

(j)	any reference to “$”, “Cdn. $” and “C$” refers to lawful money of Canada.

FOR VALUE RECEIVED the undersigned unconditionally and irrevocably guarantees payment and performance to the Secured Party of all obligations of the Borrower to the Secured Party under or in connection with the Secured Agreements, including but not limited to all debts and liabilities in any currency, present or future, direct or indirect, absolute or contingent, choate or inchoate, matured or not, at any time owing by the Borrower to the Secured Party or remaining unpaid by the Borrower to the Secured Party under or in connection with the Secured Agreements, wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety, and all interest, commissions, legal and other costs (including legal fees as between a solicitor and its own client), charges and expenses relating thereto (all such obligations being called the “Guaranteed Liabilities”). The liability of the undersigned hereunder is unlimited and bears interest from the date of demand for payment at the rate set out in Section 4 hereof.

AND THE UNDERSIGNED hereby agrees with the Secured Party as follows:

1. This Guarantee shall be a continuing guarantee of all the Guaranteed Liabilities and shall apply to and secure any ultimate balance due or remaining unpaid to the Secured Party; and this Guarantee shall not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Secured Party.

2. The Guarantor shall be liable to the Secured Party as principal debtor and not as surety only, and will not plead or assert to the contrary in any action taken by the Secured Party in enforcing this Guarantee. The Secured Party shall not be bound to exhaust its recourse against the Borrower or others or any securities or other guarantees it may at any time hold before the Secured Party will be entitled to payment from the Guarantor under this Guarantee, and the Guarantor renounces all benefits of discussion and division and waives all rights by which the Guarantor may be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Liabilities or require suit against the Borrower or others, whether arising pursuant to Section 34.02 of the Texas Business and Commerce Code, as amended, Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise.

3. Upon demand by the Secured Party following the occurrence of an Event of Default, the Guarantor shall forthwith pay to the Secured Party, or perform or cause to be performed, all of the Guaranteed Liabilities in respect of which the demand is made. The Guarantor’s liability to make a payment to the Secured Party under this Guarantee shall arise forthwith after demand for payment has been made in writing by or on behalf of the Secured Party on the Guarantor. Demand on the Guarantor shall be deemed to have been effectually made when an envelope containing such demand addressed to the Guarantor at the address of the Guarantor last known to the Secured Party is served personally on a director or officer of the Guarantor or is mailed by prepaid registered mail to the Guarantor, and the Guarantor’s liability shall bear interest from the date of such demand at the rate set out in Section 4 hereof. For the purposes of this Section, unless the law deems a particular notice to be received earlier, notice of demand shall not be deemed received until actual receipt thereof by the other party.

4. The rate of interest payable by the Guarantor from the date of demand for payment under this Guarantee shall be the rate of interest applicable to the Guaranteed Liabilities (or the applicable rates of interest if different rates of interest apply to different parts of the Guaranteed Liabilities) as at the date of such demand and shall constitute and be included in the Guaranteed Liabilities from and after the date of such demand. For greater certainty, the interest payable by the Guarantor is in place of and is not in addition to the interest payable by the Borrower after the date of demand; provided, however, in no event shall the interest rate contracted for, charged or received be in excess of the highest rate permitted by applicable law.

5. After the making of a demand on the Guarantor pursuant to Section 3 hereof, the Secured Party may treat all Guaranteed Liabilities set forth in the demand as due and payable and may forthwith collect from the Guarantor the total amount hereby guaranteed and may apply the sum so collected upon the Guaranteed Liabilities or may place it to the credit of a special account. A written statement of an officer of the Secured Party as to the amount of Guaranteed Liabilities remaining unpaid at any time by the Borrower shall be prima facie evidence against the Guarantor as to the amount of Guaranteed Liabilities remaining unpaid at such time by the Borrower.

6. This Guarantee shall be in addition to and not in substitution for any other guarantees or other securities which the Secured Party may now or hereafter hold in respect of the Guaranteed Liabilities and the Secured Party shall not be under any obligation to marshal in favour of the Guarantor any other guarantees or other securities or any moneys or other assets which they may be entitled to receive or may have a claim upon; and no loss of or in respect of or unenforceability of any other guarantees or other securities which the Secured Party may now or hereafter hold in respect of the Guaranteed Liabilities, whether occasioned by the fault of the Secured Party or otherwise, shall in any way limit or lessen the Guarantor’s liability hereunder.

7. Without prejudice to or in any way limiting or lessening the Guarantor’s liability and without obtaining the consent of or giving notice to the Guarantor, the Secured Party, as applicable, may:

(a)	discontinue, reduce, increase, renew, abstain from renewing or otherwise vary the terms of the Guaranteed Liabilities or the obligations of any Person relating thereto;

(b)	supplement, amend, restate or substitute, in whole or in part, the Secured Agreements or any other document relating to the Credit Agreement;

(c)	grant time, renewals, extensions, indulgences, releases and discharges to and accept compositions from or otherwise deal with the Borrower and others, including the Guarantor and any other guarantor as the Secured Party may see fit;

(d)	take, abstain from taking or perfecting, vary, exchange, renew, discharge, give up, realize on or otherwise deal with securities and guarantees in such manner as the Secured Party may see fit; and

(e)	apply all moneys received from the Borrower or others or from securities or guarantees upon such parts of the Guaranteed Liabilities as the Secured Party may see fit and change any such application in whole or in part from time to time.

8. Until indefeasible repayment in full in cash of all the Guaranteed Liabilities, all dividends, compositions, proceeds of securities valued or payments received by the Secured Party from the Borrower or others or from estates in respect of the Guaranteed Liabilities shall be regarded for all purposes as payments in gross without any right on the part of the Guarantor to claim the benefit thereof in reduction of the liability under this Guarantee, and until indefeasible repayment in full in cash as aforesaid, the Guarantor shall not claim any set-off or counterclaim against the Borrower in respect of any liability of the Borrower to the Guarantor, claim or prove in the bankruptcy or insolvency of the Borrower in competition with the Secured Party, nor have any right to be subrogated to the Secured Party.

9. This Guarantee shall not be discharged or otherwise affected by any loss of capacity of the Borrower, by any change in the name of the Borrower or in the objects, capital structure or constitution of the Borrower, by the sale of the Borrower’s business or any part thereof, by the Borrower being amalgamated or merged with one or more corporations, or by any other circumstance which might constitute in whole or in part a defence available to or a discharge of the Guarantor in any jurisdiction, the Borrower or any other person in respect of the Guaranteed Liabilities or the liability of the Guarantor. Notwithstanding any such event, this Guarantee shall continue to apply to all Guaranteed Liabilities whether theretofore or thereafter incurred. If the Borrower amalgamates or merges with one or more corporations, this Guarantee shall apply to the equivalent liabilities of the resulting corporation, and the term “Borrower” shall include each such amalgamated or merged corporation.

10. All advances, renewals and credits made or granted by the Secured Party under or in connection with the Secured Agreements purportedly by or on behalf of the Borrower shall be deemed to form part of the Guaranteed Liabilities: (a) notwithstanding any lack of notice to the Guarantor, any lack or limitation of power of the Borrower or of the directors, partners or agents thereof, the dissolution, bankruptcy, insolvency or other similar event of the Borrower, or that the Borrower may not be a legal or suable entity, or any irregularity, defect or informality in the obtaining of such advances, renewals or credits, whether or not the Secured Party had knowledge thereof, or (b) even if such advances, renewals and credits were made or granted after the dissolution, bankruptcy, insolvency or other similar event of the Borrower, but before the Secured Party has received notice thereof. Any such advance, renewal or credit which may not be recoverable from the Guarantor as guarantor shall be recoverable from the Guarantor as principal debtor in respect thereof and shall be paid to the Secured Party on demand with interest at the rate set out in Section 4 hereof.

11. All present and future debts and liabilities of the Borrower to the Guarantor in existence or arising at the time of, or following the occurrence of, an Event of Default, are hereby assigned to the Secured Party and postponed to the Guaranteed Liabilities, and all moneys received by the Guarantor in respect thereof shall be received in trust for the Secured Party and forthwith upon receipt shall be paid over to the Secured Party, the whole without in any way lessening or limiting the liability of the Guarantor under this Guarantee; and this assignment and postponement is independent of the Guarantee and shall remain in full force and effect until the indefeasible repayment in full in cash to the Secured Party of all the Guaranteed Liabilities.

12. The Guarantor shall not be entitled to terminate its liability under this Guarantee while the Borrower remains obligated to the Secured Party.

13. If the Guaranteed Liabilities are indefeasibly paid in full in cash, then the Secured Party shall, at the request and the expense of the Guarantor, cancel and discharge this Guarantee and execute and deliver to the Guarantor such deeds and other instruments as shall be requisite therefor.

14. This Guarantee embodies all the agreements between the parties hereto which may limit the obligations of the Guarantor under this Guarantee and the Secured Party shall not be bound by any representation or promise made by any person relative thereto which is not embodied herein; and it is specifically agreed that the Secured Party shall not be bound by any representations or promises made by the Borrower to the Guarantor. Possession of this instrument by the Secured Party shall be conclusive evidence against the Guarantor that the instrument was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with.

15. This Guarantee shall be governed in all respects by the laws of the State of Texas and the federal laws of the United States of America applicable therein and the Guarantor hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and the State of Texas in any suit, action or proceeding relating to this Guarantee.

16. All rights of each Secured Party under this Guarantee shall enure to the benefit of its successors and assigns and all obligations of the Guarantor under this Guarantee shall bind the Guarantor, its successors and permitted assigns. All rights of each Secured Party under this Guarantee shall be assignable in accordance with the Credit Agreement.

17. THE GUARANTOR SHALL INDEMNIFY EACH SECURED PARTY AGAINST, AND SAVE EACH OF THEM HARMLESS FROM, ANY LOSSES WHICH MAY ARISE BY VIRTUE OF ANY OF THE GUARANTEED LIABILITIES, ANY SECURED AGREEMENT, ANY SECURITY HELD BY ANY OF THE SECURED PARTY FOR THE GUARANTEED LIABILITIES, OR ANY OTHER AGREEMENT RELATING TO ANY OF THE FOREGOING, BEING OR BECOMING FOR ANY REASON WHATSOEVER IN WHOLE OR IN PART (A) VOID, VOIDABLE, ULTRA VIRES,

ILLEGAL, INVALID, INEFFECTIVE OR OTHERWISE UNENFORCEABLE IN ACCORDANCE WITH ITS TERMS, OR (B) RELEASED OR DISCHARGED BY OPERATION OF LAW (ALL OF THE FOREGOING BEING AN “INDEMNIFIABLE CIRCUMSTANCE”). FOR GREATER CERTAINTY, THE LOSSES SHALL INCLUDE THE AMOUNT OF ALL GUARANTEED LIABILITIES WHICH WOULD HAVE BEEN PAYABLE BY THE BORROWER BUT FOR THE INDEMNIFIABLE CIRCUMSTANCE.

18. The guarantee herein shall be reinstated if at any time any payment of any Guaranteed Liability is rescinded or must otherwise be returned by the Secured Party upon any receivership, insolvency, dissolution, arrangement or other similar proceedings of or affecting the Borrower or any other Person, or for any other reason whatsoever. The Secured Party may concede or compromise any claim that any such payment ought to be rescinded or otherwise returned, without discharging, diminishing or in any way affecting the liability of the Guarantor hereunder or the effect of this Section.

19. The Guarantor acknowledges that it is aware of, and consents to and approves, the terms of the Secured Agreements and all agreements and documents referred to therein.

20. No amendment, supplement or waiver of any provision of this Guarantee shall in any event be effective unless it is in writing and signed by the Secured Party and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver or act or omission of the Secured Party shall extend to or be taken in any manner whatsoever to affect any subsequent breach by the Guarantor or the rights resulting therefrom. No delay on the part of the Secured Party in the exercise of any right, power or remedy hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Secured Party of any right, power or remedy shall preclude any other or further exercise thereof or of another right, power or remedy.

21. Any provision of this Guarantee which is or becomes prohibited or unenforceable in any relevant jurisdiction shall not invalidate or impair the remaining provisions hereof which shall, to the maximum extent permitted by law, be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22. This Guarantee may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same Guarantee. For the purposes of this Section, the delivery of a facsimile copy of an executed copy of this Guarantee shall be deemed to be valid execution and delivery of this Guarantee.

23. In the event of any conflict or inconsistency between the terms of the Credit Agreement and the terms of this Guarantee, the provisions of the Credit Agreement shall govern to the extent necessary to remove the conflict or inconsistency.

24. Time shall be of the essence of this Guarantee.

25. The Guarantor agrees that value has been given by the Secured Party and that the security interests created under Section 11 of this Guarantee are intended to attach (a) with respect to the debts and liabilities hereby assigned which are in existence as of the date hereof, upon execution of this Guarantee, and (b) with respect to the debts and liabilities hereby assigned which come into existence after the date hereof, upon the Guarantor acquiring any rights therein. The parties do not intend to postpone the attachment of any security interest created by Section 11 of this Guarantee.

26. The Guaranteed Liabilities shall be paid and this Guarantee shall be transferable without regard to any set-off or counterclaim between the Guarantor and the Secured Party.

27. The Guarantor acknowledges receipt of a true copy of this Guarantee.

28. The Guarantor expressly waives the right to receive a copy of any financing statement or confirmation statement or financing change statement which may be registered by or on behalf of the Secured Party in connection with this Guarantee or any verification statement issued with respect thereto, where such waiver is not otherwise prohibited by law.

29. Any demand, notice, direction or other communication to be made or given hereunder shall be in writing and be made and deemed to have been made and received in accordance with the provisions of the Credit Agreement.

30. Waiver of Jury Trial. THE GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTEE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL HERETO, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTEE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE GUARANTOR TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

31. THIS GUARANTEE AND THE SECURED AGREEMENTS AND ANY OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THERETO, INCLUDING ANY SCHEDULES ATTACHED HERETO OR THERETO, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE GUARANTOR AND THE SECURED PARTY RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, REPRESENTATIONS, WARRANTIES , CONDITIONS OR COLLATERAL AGREEMENTS, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED WITH RESPECT TO THE SUBJECT MATTER HEREOF. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE GUARANTOR AND THE SECURED PARTY.

[Signature page follows]

DATED as of the date first set forth above.

TEAM, INC.

By:	/s/ Officer of TEAM INC.

Signature page to Guarantee

(Re. TISI Canada Inc.)

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